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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

        Certification and Notice of Termination of Registration under
                   Section 12(g) of the Securities Exchange
           Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number:  0-15732
                                                 -------

                          CENTRAL BANCORPORATION, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

           777 West Rosedale, Fort Worth, Texas 76104, (817) 347-8100
           ----------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock - $2.50 Par Value Per Share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)     [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)      [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)     [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6               [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: One
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, CENTRAL BANCORPORATION, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         CENTRAL BANCORPORATION, INC.

DATE: January 29, 1997                   By:  /s/ J. Andy Thompson
                                            ---------------------------------
                                              J. Andy Thompson,
                                              Chairman of the Board and
                                              Chief Executive Officer